EXHIBIT 3.7


                            CERTIFICATE OF AMENDMENT
                                     TO THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                         ADVENTRX PHARMACEUTICALS, INC.


      The undersigned, Nicholas J. Virca, hereby certifies that:

      1. He is the duly elected and acting Chief Executive Officer and President of ADVENTRX Pharmaceuticals, Inc., a Delaware corporation (the "Corporation").

      2. The Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware on December l, 1995.

      3. The amendment to the Certificate of Incorporation of the Corporation set forth below was duly adopted by the Corporation's Board of Directors and stockholders in accordance with the applicable provisions of Sections 141, 228 and 242 of the Delaware General Corporation Law.

      4. Article IV, Sections 4 and 4.1 of the Certificate of Incorporation of the Corporation shall be amended to read in their entirety as follows:

                  "4. The Corporation is authorized to issue up to 101,000,000 shares of stock in two classes to be designated, respectively, Preferred Stock, par value $0.01 per share (`Preferred"), and Common Stock, par value $0.001 per share ("Common").

                  4.1 The total number of shares of Common that the Corporation shall have authority to issue is 100,000,000. The total number of shares of Preferred that the Corporation shall have authority to issue is 1,000,000. Shares of Preferred maybe issued from time to time in one or more series."

      Executed at San Diego, California, on January 5, 2004.




                       /s/ Nicholas J. Virca
                       ---------------------------------------------------------
                       Nicholas J. Virca, Chief Executive Officer and President